UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2011

Cliffs Natural Resources Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:

(216) 694-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 12, 2011, Cliffs Natural Resources Inc. (“Cliffs”), through a wholly-owned indirect subsidiary, completed its previously announced acquisition (the “Acquisition”) of Consolidated Thompson Iron Mines Limited (“Consolidated Thompson”) pursuant to the terms of the arrangement agreement (the “Arrangement Agreement”) by and between Cliffs and Consolidated Thompson dated as of January 11, 2011. Pursuant to the terms of the Arrangement Agreement, Cliffs acquired all of the outstanding common shares of Consolidated Thompson (“Common Shares”) for C$17.25 per share in an all cash transaction valued at approximately C$4.9 billion dollars (including net debt). In particular, in accordance with the terms of the Arrangement Agreement: (a) each outstanding Common Share was acquired by Cliffs for a cash payment of C$17.25; (b) each outstanding option and warrant that was “in the money” was acquired for cancellation for a cash payment of C$17.25 less the exercise price per underlying Common Share; (c) each outstanding performance share unit was acquired for cancellation for a cash payment of C$17.25; and (d) all outstanding Quinto rights were acquired for cancellation for a cash payment of C$17.25 per underlying Common Share.

In connection with the Acquisition, Cliffs purchased all the outstanding Consolidated Thompson 8.5% senior secured notes due 2017 in an aggregate principal amount of $100.0 million for $122.5 million plus accrued and unpaid interest. In addition, Consolidated Thompson has commenced an offer to purchase (the “Debenture Offer”) all of its outstanding 5% convertible unsecured subordinated debentures due 2017 (the “Convertible Debentures”) in an aggregate principal amount of $229.6 million for 100% of the principal thereof plus accrued and unpaid interest in accordance with the Trust Indenture, dated as of November 29, 2010, as amended, by and between Consolidated Thompson and Equity Financial Trust Company, as trustee (the “Convertible Debenture Indenture”), governing the Convertible Debentures. In accordance with the Convertible Debenture Indenture, holders of the Convertible Debentures are entitled to convert their Convertible Debentures at a reduced conversion price during the period beginning on the 10th trading day prior to the closing of the Acquisition, and ending at the close of business on the 30th day after the date on which the Debenture Offer is made (the “Premium Conversion Period”), which reduced conversion price is $11.9810 per Common Share and would result in a cash payment per $1,000 principal amount of Convertible Debentures equal to C$1,439.78 plus accrued and unpaid interest, as calculated pursuant to the Convertible Debenture Indenture. Consolidated Thompson exercised its right to redeem any Convertible Debentures that remain outstanding following the Premium Conversion Period at a redemption price equal to C$1,131.60 per $1,000 principal amount of Convertible Debentures plus accrued and unpaid interest. On and after June 13, 2011, which is the redemption date, the Convertible Debentures may not be converted and will no longer be deemed outstanding, interest will cease to accrue thereon, and all rights of the holders of the Convertible Debentures will cease, except for the right to receive the redemption price, without interest thereon.

Consolidated Thompson is a Canadian exploration and development mining company producing high-quality iron ore concentrate. Consolidated Thompson operates an iron ore mine and processing facility near Bloom Lake in Quebec, Canada, in which it owns a 75% interest. Consolidated Thompson also owns two additional development properties, Lamêlée and Peppler Lake, in Quebec.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in its Current Report on Form 8-K filed with the SEC on March 8, 2011, Cliffs has entered into (a) an unsecured Bridge Credit Agreement with a group of lenders that initially provided for a $2,450 million bridge credit facility (which was subsequently reduced to $750 million) and (b) an unsecured Term Loan Agreement with a group of lenders that provided for a $1,250 million term credit facility. On May 10, 2011, Cliffs borrowed $750 million under the bridge credit facility and $1,250 million under the term credit facility to fund a portion of the cash required for the consummation of the Acquisition, including the repayment of Consolidated Thompson’s indebtedness and the payment of fees and expenses in connection with the Acquisition and the financing thereof.

Additionally, as a result of the completion of the Acquisition, the Convertible Debentures are the obligations of an indirect subsidiary of Cliffs. As of May 12, 2011, $229.6 million aggregate principal amount of Convertible Debentures were outstanding. The Convertible Debenture Indenture contains customary events of default. The information under Item 2.01 in this Current Report on Form 8-K regarding the Convertible Debentures is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statement of Business Acquired

Cliffs will provide the financial statements required to be filed by Item 9.01(a) of Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

Cliffs will provide the pro forma financial statements required to be filed by Item 9.01(b) of Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date: May 16, 2011	By:	/s/ Gina K. Gunning
Name: Gina K. Gunning
Title: General Counsel, Corporate Affairs and Secretary